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                                                         COMMISSION FILE NUMBER
                                                               333-109586


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

                            NOTIFICATION OF LATE FILING


(Check One): _ Form 10-K  _ Form 20-F  X Form 11-K  _ Form 10-QSB  _ Form N-SAR

                For Period Ended: December 31, 2003
                                  ------------------------------
                [   ]  Transition Report on Form 10-K
                [   ]  Transition Report on Form 20-F
                [   ]  Transition Report on Form 11-K
                [   ]  Transition Report on Form 10-Q
                [   ]  Transition Report on Form N-SAR
                For the Transition Period Ended: ______________________________


   Read attached instruction sheet before preparing form.  Please print or type.
     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION

================================================================================

Full Name of Registrant

Thomasville Bancshares, Inc.
--------------------------------------------------------------------------------

Former Name if Applicable

N/A
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Address of Principal Executive Office (Street and Number)

301 North Broad Street
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City, State and Zip Code

Thomasville, Georgia 31792
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Part II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should
be completed.  (Check box if appropriate)   X
                                           ---

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


Part III - NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     MANAGEMENT OF THE COMPANY HAS BEEN UNABLE TO COMPLETE THE PREPARATION OF THE COMPANY'S ANNUAL REPORT OF THE THOMASVILLE BANCSHARES, INC. 401(K) PROFIT SHARING PLAN ON FORM 11-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003 BY THE PRESCRIBED DUE DATE OF JUNE 28, 2004 BECAUSE THE COMPANY'S INDEPENDENT AUDITOR, FRANCIS & CO., CPAS, WAS UNABLE TO COMPLETE ITS AUDIT AND ISSUE ITS REPORT IN A TIMELY MANNER IN ORDER TO MEET THE FILING DEADLINE. A LETTER FROM FRANCIS & CO. REGARDING ITS INABILITY TO ISSUE ITS REPORT IN A TIMELY MANNER IS ATTACHED HERETO.


Part IV - OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

    Stephen H. Cheney                  (229)              226-3300
    ------------------------         -----------      ------------------
    (Name)                           (Area Code)      (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify report(s).                                              X  Yes     No
                                                                ---     ---

--------------------------------------------------------------------------------

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                    Yes  X  No
                                                                ---     ---

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

--------------------------------------------------------------------------------

                           THOMASVILLE BANCSHARES, INC.
                   --------------------------------------------
                   (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   June 29, 2004                  By:  /s/ Stephen H. Cheney
       ------------------                  ------------------------------------
                                           Chairman and Chief Executive Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                      ATTENTION

     INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                          VIOLATIONS (SEE 18 U.S.C. 1001).